Exhibit 4.52

From:	Harmony Gold Mining Company Limited
(Registration No. 1950/038232/06)
Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein
(the “Lender”)

To:	Histopath Proprietary Limited
(Registration No. 2012/082229/07)
638 Jacqueline Drive
Garsfontein
0081
(the “Borrower” and together with the Lender, the “Parties”)

10 May 2013

Dear Sirs

Term loan facility agreement entered into between the Borrower (as borrower) and the Lender (as lender) on or about 20 March 2013 in terms of which the Lender agreed to advance a loan to the Borrower, all on the terms and conditions contained therein (the “Facility Agreement”)

1.	Reference is made to the Facility Agreement. Save as defined herein, terms defined in the Facility Agreement (whether directly or by way of incorporation by reference) shall bear the meanings ascribed thereto therein when used in this letter (this “Extension Letter”).

2.	The Lender hereby agrees that the date referred to in clause 3.4 of the Facility Agreement is extended to 14 June 2013 (or such later date as may be agreed by the Lender).

3.	Save as expressly contemplated in this Extension Letter, the Facility Agreement shall remain unamended and, subject to its terms, of full force and effect.

4.	This Extension Letter comprises a written amendment to the Facility Agreement within the contemplation of clause 28.5.1 thereof and constitutes the whole agreement between the Parties relating to the subject matter hereof.

5.	This Extension Letter shall be governed and construed in accordance with the laws of the Republic of South Africa.

As witnessed by the duly authorised representatives of the parties hereto

Signed for and on behalf of:

/s/

Harmony Gold Mining Company Limited

Name:

Title:

Date:

Witness: